Contact: Mark Reitzes, President & CEO	3723 Glemore Avenue	Cheviot Financial Corp.
Cheviot Savings Bank	Cincinnati, OH 45211
Phone: (513) 661.0457	www.cheviotsavings.com

PRESS RELEASE

Cheviot Financial Corp. Announces Permanent President & CEO

Mark Reitzes named President & Chief Executive Officer of Cheviot Financial Corp.

Cincinnati, Ohio - April 27, 2015: Cheviot Financial Corp.(NASDAQ:CHEV), the parent company of Cheviot Savings Bank, announced today that interim President and Chief Executive Officer Mark Reitzes has been appointed permanent President and Chief Executive Officer of Cheviot Financial Corp. and Cheviot Savings Bank. “After thoughtful evaluation and consideration, the Board of Directors determined that the best candidate for the role was the one already leading the charge,” stated Chairman of the Board, Robert Thomas. “Mark’s high energy, deep industry knowledge and record of success were critical factors in selecting Cheviot’s next leader. We are confident that Mark is the right person at the right time to drive Cheviot’s growth strategies and enhance shareholder value,” commented Mr. Thomas.

With successful careers in banking, public accounting, banking regulation and real estate development, Mr. Reitzes joined the Boards of Directors of Cheviot Financial Corp. and Cheviot Savings Bank in July 2014.  He served as President and Chief Executive Officer on an interim basis, effective February 6, 2015. “I am very grateful for the opportunity to be part of such a storied financial institution with a rich history dating back to 1911. Our future could never be brighter,” noted Mr. Reitzes.

Mr. Reitzes serves on numerous community and Tri-State Boards and frequently speaks on banking issues.

Headquartered in Cincinnati, Ohio, Cheviot Savings Bank is a leading financial institution throughout the Tri-State area. As one of the largest community banks, Cheviot Savings remains focused on its customers, communities, employees and shareholders. Cheviot Savings Bank… Dreams Matter!

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  The company undertakes no obligation to update any forward-looking statement.